EXHIBIT 99.1

Sharps Compliance Fiscal 2016 First Quarter Revenue Increases 12% to $7.9 Million

  Gross margin of 37%
  Professional market billings increase 18%
  Assisted Living and Home Health Care billings increase 17% and 11%, respectively
  Billings in Retail and Government shifting from September 2015 quarter to December 2015 quarter
  Record December 2015 quarter expected

HOUSTON, Oct. 28, 2015 (GLOBE NEWSWIRE) -- Sharps Compliance Corp. (NASDAQ:SMED) ("Sharps" or the "Company"), a leading full-service national provider of comprehensive waste management solutions including medical, pharmaceutical and hazardous, today reported financial results for the first quarter of fiscal year 2016, which ended September 30, 2015.

Revenue in the first quarter of fiscal 2016 was $7.9 million, a 12% increase as compared to revenue of $7.0 million in the same prior year quarter. The Company reported operating income of $0.2 million in the first quarter of 2016 as compared to an operating loss of $0.1 million in the first quarter of fiscal 2015. Sharps recorded net income of $0.2 million, or $0.01 per basic and diluted share in the first quarter of fiscal 2016, compared with a net loss of $0.1 million or $0.00 per basic and diluted share, in the first quarter of fiscal 2015.

Customer billings grew 6.5% to $8.0 million for the quarter ended September 30, 2015 compared to the prior year period. The Company reported solid growth in the Government, Professional, Home Health Care and Assisted Living markets. (See Reconciliation of Customer Billings to Revenue in the supplemental table included at the end of this release).

Comprehensive Provider of Waste Services

The addition of the route-based pick-up service and the new unused medication solutions including the TakeAway Medication Recovery System™ Envelopes and MedSafe®, are further positioning the Company as a comprehensive provider of services to its core small quantity generator customer base. The Company is beginning to see success from the new offerings in the Professional, Government and Assisted Living markets as well as in the Inside and Online Sales channel which grew by 27% during the September 2015 quarter.

David P. Tusa, President and Chief Executive Officer of Sharps, commented, "Although fiscal 2016 is off to a good start, we did see a shift in revenue of expected billings in the Retail and Government markets from the September 2015 quarter to the December 2015 quarter. Our Professional, Assisted Living and Home Health Care segments demonstrated strong first quarter growth and our Government business continues to perform well, with approximately $500,000 in billings from government agencies, driven largely by demand for our MedSafe solution."

Mr. Tusa added, "Our December 2015 quarter is shaping up to be very strong and is expected to be a record quarter driven by anticipated strength in the Retail, Pharmaceutical Manufacturer, Professional and Government markets. Our team of employees as well as our infrastructure are well suited to execute on this expected growth of the business."

Regarding acquisitions and infrastructure expansion, Mr. Tusa stated, "We continue to explore acquisition opportunities that fit our strategic initiatives and that are focused on core, recurring revenue, from the small quantity generator market. We remain disciplined, methodical and focused when we consider deploying growth capital and as we review opportunities, geographic areas, product lines and customer bases."

Tusa added, "We have begun the process to expand our infrastructure in the Northeast to include an additional treatment facility and distribution warehouse. We expect that this facility could be operational in twelve months or less. There is a high concentration of our customer base and prospects in the Northeast that utilize our full line of services. We believe the expansion will benefit sales of our service offerings and promote operational efficiencies."

Focused sales and marketing initiatives continue to drive revenue

Professional market billings grew 18% to $1.7 million in the first quarter of fiscal 2016 as the Company continued its focus on educating the small quantity generator sector, which consists largely of physicians, dentists, veterinarians and other healthcare professionals, on the favorable economics and convenience of the Sharps Recovery System™. The Company's inside and online sales channel, which focuses primarily on the Professional market, realized a 27% increase in billings to $1.4 million in the fiscal 2016 first quarter from $1.1 million in the same prior year period.

Retail market billings decreased 12% to $1.7 million compared with $2.0 million in the prior year period, primarily due to the timing of large flu shot orders for the upcoming flu season. For the trailing twelve month period, Retail market billings increased 29% to $8.5 million. Sharps expects the retail market to continue to drive long-term growth for the Company as consumers increasingly use alternative sites, such as retail pharmacies, to obtain flu and other immunizations.

Government billings grew by 246% to $0.5 million compared to $0.1 million in the first quarter of 2015, primarily related to sales of the Company's TakeAway Medication Recovery System envelopes and MedSafe solutions to multiple Government agencies.

Pharmaceutical Manufacturer billings decreased 11% to $1.2 million in the first quarter of fiscal 2016 compared to the first quarter of fiscal 2015. On a trailing twelve month basis, billings in the Pharmaceutical Manufacturer segment grew 4.3% to $4.7 million. During the first quarter, the Company filled orders for new inventory builds for two new patient support programs launched in fiscal 2015. Sharps expects to launch two additional patient support programs for new drug therapies over the next three-to-four quarters.

Home Health Care market billings grew 11% to $2.0 million for the first quarter of fiscal 2016 as compared to $1.8 million in the first quarter of fiscal 2015. First quarter Assisted Living billings grew 17% to $0.5 million.

Operating performance

Gross margin was 36.6% in the first quarter of fiscal 2016 compared to gross margin of 33.1% in the first quarter of fiscal 2015. Gross margin improvement was driven by the leverage gained from higher revenue.

Selling, general and administrative (SG&A) expense increased 12% to $2.6 million in the first quarter of 2016 but remained flat at 33% as a percentage of sales, compared to first quarter of fiscal 2015. SG&A for the first quarter of fiscal 2016 includes $0.1 million of acquisition related costs associated with the Company's acquisition of Alpha Bio/Med in July 2015. Without these acquisition related costs, SG&A increased 8% compared to the first quarter of fiscal 2015.

The Company reported operating income of $0.2 million in the first quarter of fiscal 2016 as compared to an operating loss of $0.1 million in the first quarter of fiscal 2015.

Sharps achieved EBITDA of $0.4 million in the first quarter of fiscal 2016, which more than doubled compared to EBITDA of $0.2 million in the first quarter of 2015.

Financial flexibility and a strong balance sheet

Cash and cash equivalents increased to $16.0 million at September 30, 2015 compared to $15.2 million at June 30, 2015. In January 2013, the Company's Board of Directors authorized a stock repurchase program for up to $3.0 million over a two-year period. The program has been extended through January 2017. Since the inception of the program and through September 30, 2015, the Company repurchased 191,250 shares under the program at a cost of $0.8 million, leaving a remaining amount of $2.2 million for potential purchases under the program.

Outlook

Mr. Tusa concluded, "It's an exciting time for the Company and our employees as we continue to develop our capabilities as a  comprehensive provider of medical, pharmaceutical and hazardous waste solutions and add service offerings that provide operating efficiencies and cost savings for our recurring revenue, small quantity generator customer base. It's also important that our existing and prospective customers see us as a trusted comprehensive solutions provider with a single point of contact, consolidated billing, regulatory support, excellent customer service and integration with SharpsTracer, our tracking and documentation system."

First quarter fiscal year 2016 webcast and conference call

The Company will host a teleconference today beginning at 11:00 a.m. Eastern Time, during which management will review the financial and operating results for the period and discuss Sharps' corporate strategy and outlook. A question-and-answer session will follow.

The Sharps conference call can be accessed by domestic callers by dialing (877) 407-0782. International callers may access the call by dialing (201) 689-8567. The webcast can be monitored at www.sharpsinc.com. Webcast listeners will have the opportunity to submit questions to the speakers. Select questions will be summarized and addressed during the question-and-answer portion of the call.

A telephonic replay will be available through November 29, 2015. To listen to the replay, domestic callers should dial (877) 660-6853 and international callers should dial (201) 612-7415 and enter conference ID number 13622260. A transcript will also be posted to the Sharps website, once available.

About Sharps Compliance Corp.

Headquartered in Houston, Texas, Sharps Compliance is a leading full-service national provider of comprehensive waste management services including medical, pharmaceutical and hazardous. Its key markets include pharmaceutical manufacturers, home healthcare providers, assisted living / long-term care, retail pharmacies and clinics, and the professional market which is comprised of physicians, dentists and veterinary practices. The Company's flagship product, the Sharps Recovery System, is a comprehensive solution for the containment, transportation, treatment and tracking of medical waste and used healthcare materials. The Company also offers its route-based pick-up service in Pennsylvania, Maryland, Ohio, Texas, Louisiana and Virginia.

More information on the Company and its products can be found on its website at: www.sharpsinc.com

Safe harbor statement

The information made available in this news release contains certain forward-looking statements which reflect Sharps Compliance Corp.'s current view of future events and financial performance. Wherever used, the words "estimate," "expect," "plan," "anticipate," "believe," "may" and similar expressions identify forward-looking statements. Any such forward-looking statements are subject to risks and uncertainties and the Company's future results of operations could differ materially from historical results or current expectations. Some of these risks include, without limitation, the Company's ability to educate its customers, development of public awareness programs to educate the identified consumer, customer preferences, the Company's ability to scale the business and manage its growth, the degree of success the Company has at gaining more large customer contracts, managing regulatory compliance and/or other factors that may be described in the Company's annual report on Form 10-K, quarterly reports on Form 10-Q and/or other filings with the Securities and Exchange Commission. Future economic and industry trends that could potentially impact revenue and profitability are difficult to predict. The Company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results, express or implied therein, will not be realized.

Non-GAAP measures

This release contains certain financial information not derived in accordance with generally accepted accounting principles ("GAAP"), including customer billings information, EBITDA and non-GAAP net income per share. The Company believes this information is useful to investors and other interested parties. Such information should not be considered as a substitute for any measure derived in accordance with GAAP, and may not be comparable to other similarly titled measures of other companies. Reconciliation of this information to the most comparable GAAP measures is included as an attachment to this release.

FINANCIAL TABLES FOLLOW

Sharps Compliance Corp. and Subsidiaries
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(Unaudited)

	Three-Months Ended September 30,
	2015	2014	% Change

Revenue	$ 7,869	$ 7,047	11.7%

Cost of revenue	4,990	4,713	5.9%
Gross profit	2,879	2,334	23.4%
Gross margin	36.6%	33.1%
SG&A expense	2,596	2,323	11.8%
Depreciation and amortization	52	85

Operating income (loss)	231	(74)
Operating margin	2.9%	(1.1%)
Interest income	9	8

Income (loss) before income taxes	240	(66)
Income tax expense	20	8
Net income (loss)	$ 220	$ (74)

Net income (loss) per share
Basic	$ 0.01	$ (0.00)
Diluted	$ 0.01	$ (0.00)

Weighted Average Shares Outstanding
Basic	15,419	15,288
Diluted	15,926	15,288

Sharps Compliance Corp. and Subsidiaries
Condensed Consolidated Balance Sheets
(in thousands)
(Unaudited)

	September 30, 2015	June 30, 2015

ASSETS:
Current assets:
Cash and cash equivalents	$ 15,956	$ 15,157
Accounts receivable, net	4,892	6,647
Inventory	3,419	2,738
Prepaid and other current assets	553	733
Total current assets	24,820	25,275
Property, plant and equipment, net	4,175	3,810
Goodwill	413	--
Intangible assets, net	912	666
Total assets	$ 30,320	$ 29,751

LIABILITIES AND STOCKHOLDERS' EQUITY:
Current liabilities:
Accounts payable	$ 1,439	$ 1,770
Accrued liabilities	2,034	1,917
Deferred revenue	1,910	1,877
Total current liabilities	5,383	5,564
Long-term deferred revenue	501	483
Other long-term liabilities	221	118
Total liabilities	6,105	6,165
Stockholders' equity:
Total stockholders' equity	24,215	23,586
Total liabilities and stockholders' equity	$ 30,320	$ 29,751

Sharps Compliance Corp. and Subsidiaries
Supplemental Customer Billing and Revenue Information
(in thousands)
(unaudited)

	Three-Months Ended September 30,
	2015	% Total	2014	$ Change	%
BILLINGS BY MARKET:
Home Health Care	$ 1,951	24.5%	$ 1,753	$ 198	11.3%
Retail	1,749	21.9%	1,995	(246)	(12.3%)
Professional	1,711	21.4%	1,451	260	17.9%
Pharmaceutical Manufacturer	1,239	15.5%	1,385	(146)	(10.5%)
Assisted Living	526	6.6%	450	76	16.9%
Government	464	5.8%	134	330	246.3%
Environmental	79	1.0%	94	(15)	(16.0%)
Other	262	3.3%	233	29	12.4%
Subtotal	$ 7,981	100.0%	$ 7,495	$ 486	6.5%
GAAP Adjustment *	(112)		(448)	336
Revenue Reported	$ 7,869		$ 7,047	$ 822	11.7%

* Represents the net impact of the revenue recognition adjustments to arrive at reported GAAP revenue. Customer billings include all invoiced amounts for products shipped during the period reported. GAAP revenue includes customer billings as well as numerous adjustments necessary to reflect, (i) the deferral of a portion of current period sales and (ii) recognition of certain revenue associated with product returned for treatment and destruction. The difference between customer billings and GAAP revenue is reflected in the Company's balance sheet as deferred revenue.

Sharps Compliance Corp. and Subsidiaries
Supplemental Customer Billing by Channel Information
(in thousands)
(unaudited)

	Three-Months Ended September 30,
	2015	% Total	2014	$ Change	% Change
BILLINGS BY CHANNEL:
Direct Sales	$ 4,089	51.2%	$ 3,612	$ 477	13.2%
Distributors	2,485	31.1%	2,779	(294)	(10.6%)
Inside and Online Sales	1,407	17.7%	1,104	303	27.4%
Total Billings By Channel	$ 7,981	100.0%	$ 7,495	$ 486	6.5%

Sharps Compliance Corp. and Subsidiaries
Supplemental Table to Reconcile Net Income (Loss) to EBITDA
(in thousands)
(unaudited)

	Three-Months Ended September 30,
	2015	2014

Net Income (Loss)	$ 220	$ (74)

Income tax expense	20	8
Interest income	(9)	(8)
Depreciation and amortization	188	242

EBITDA	$ 419	$ 168

The Company defines earnings before interest, taxes, depreciation and amortization ("EBITDA") as net income, plus income tax expense, interest income, and depreciation and amortization. Other companies may define EBITDA differently. EBITDA is presented because it is a financial measure that is frequently requested by third parties. However, EBITDA is not considered under generally accepted accounting principles as a primary measure of an entity's financial results, and accordingly, EBITDA should not be considered an alternative to operating income, net income, or cash flows as determined under generally accepted accounting principles and as reported by the Company.

Sharps Compliance Corp. and Subsidiaries
Supplemental Reconciliation of GAAP to Non-GAAP Net Income (Loss) Per Share*
(in thousands, except per share data)
(unaudited)

	Three-Months Ended September 30,
	2015	2014

Net income (loss)	$ 220	$ (74)

Diluted net income per share	$ 0.01	$ (0.00)

Adjustments:
Acquisition costs	77	--

Adjustments	77	--

Adjusted Net Income	$ 297	$ (74)

Adjusted diluted net income per share	$ 0.02	$ (0.00)

* In accordance with U.S. generally accepted accounting principles (GAAP), the Company's net deferred tax assets have been fully reserved by a tax valuation allowance and any tax expense (benefit) has been offset by the utilization of net operating loss carryforwards or additional deferred tax valuation allowance. Therefore, the amounts shown in this schedule have not been adjusted to reflect any tax impact. The Company defines adjusted net income as net income plus or minus certain nonrecurring transactions such as acquisition costs, executive severance costs, significant legal settlements and other interested parties. Such information would not be considered as a substitute for any measure derived in accordance with GAAP, and may not be comparable to other similarly titled measures of other companies.
CONTACT: For more information contact:
         Diana P. Diaz
         Sharps Compliance Corp.
         Vice President and Chief Financial Officer
         Phone: (713) 660-3547
         Email: ddiaz@sharpsinc.com

         John Nesbett/Jennifer Belodeau
         Institutional Marketing Services (IMS)
         Phone: (203) 972-9200
         Email: jnesbett@institutionalms.com